Exhibit 10.4

August 10, 2026

David Wilson

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This agreement (“Agreement”) is entered into between David Wilson (“Employee”) and Powerfleet, Inc. (the “Company”).

1. Termination of Employment Relationship. The employment relationship between Employee and the Company terminated on August 10, 2026 (the “Separation Date”). As of the Separation Date, Employee’s duties and responsibilities shall cease and Employee shall not hold himself out as an employee, officer, agent, or representative of the Company or any of its affiliates. All eligibility for Company benefits shall terminate on the Separation Date, except for medical benefits, which shall terminate on August 31, 2026. Employee acknowledges (a) receipt of all compensation and benefits due through the Separation Date as a result of services performed for the Company with the receipt of a final paycheck dated August 10, 2026; (b) Employee has reported to the Company any and all work-related injuries incurred during employment; (c) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition or military service and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (d) Employee has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties; and (e) Employee does not have a pending claim against the Company or any other Released Party for unlawful discrimination, retaliation, harassment, sexual harassment, abuse, assault, alleged criminal conduct, or other alleged unlawful employment practices or conduct (except whistleblowing claims that do not have to be revealed) whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.

2. Severance Benefits. In return for Employee’s release of claims and other promises in this Agreement, the Company will provide Employee the following:

a.	the Severance Payment of $224,460 less applicable taxes and withholdings, equivalent to 26 weeks’ salary shall be made as a series of separate payments in accordance with the Company’s standard payroll practices, commencing with the first regular payroll date on or immediately following the termination date;

b.	a lump-sum payment of $121,731.65 less applicable taxes and withholdings, equivalent to Employee’s target bonus amount prorated based on the number of days employed in the bonus year, to be paid with the company’s first payroll of January 2027;

c.	if Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse Employee in a monthly amount equal to the portion of the premium regularly paid by the Company prior to the Separation Date, through February 28, 2027.

d.	The amounts set forth in 2(a), and 2(b), including any COBRA reimbursement, reflect consideration the Company is paying for the Agreement and will be treated as taxable compensation but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company. The Company will apply standard tax and other applicable withholdings to payments made to Employee. Except as otherwise provided for in this Agreement, Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled. The Company also will pay Employee accrued but unused vacation, if applicable under state law and Company policy, regardless of whether Employee signs this Agreement.

3. Consideration Period; Revocation. Employee shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to Melissa Garza by email .pdf (***) no later than 5:00 p.m. on the twenty-first (21st) day after Employee’s receipt of this Agreement. Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Ms. Garza no later than 5:00 p.m. Eastern Time on the seventh (7th) day following the date he signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following his signing of this Agreement (the “Release Effective Date”), provided Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event he revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company to provide the payments referred to in Section 2 above, shall automatically be deemed null and void.

4. Releases of Claims. In consideration of this Agreement, the Company and the Employee mutually agree to release any claims each has against the other party, subject to the limitations below.

a.	Employee agrees that, personally and on behalf of Employee’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, insurers, and employees (“Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, claims of unlawful discrimination, harassment, retaliation, or failure to accommodate; related to terms and conditions of employment; for denial of substantive rights, for compensation or benefits; and/or for wrongful termination of employment, under Title VII of the Civil Rights Act of 1964, the Pregnant Worker Fairness Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the New York City and New York State Human Rights Laws, any amendments to the foregoing, or any other federal, state or local statute, rule, ordinance, or regulation, as well as claims in equity or under the common law for tort, breach of contract (including under the Employee Covenants Agreement), wrongful discharge, defamation, emotional distress, and negligence or other unlawful behavior.

b.	The Company hereby releases Employee, his heirs, executors, administrators, representatives, attorneys and assigns, from any and all claims, demands, debts, losses, obligations, liabilities, costs, expenses, rights of action, and causes of action, of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, that arose on or prior to the date of this Agreement, except (1) any claims related to the Company’s Confidential Information or Trade Secrets (as defined in the covenants agreement between Employee and the Company dated November 11, 2022, the “Employee Covenants Agreement”) or (2) any claims for gross negligence or willful misconduct. The Company represents that it is not currently aware of any such violation.

c.	Nothing in this Agreement is intended to waive claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under employee compensation and benefit plans as applicable on the date Employee signs this Agreement, (c) that may arise after Employee signs this Agreement, (d) for reimbursement of expenses under the Company’s expense reimbursement policies, or (e) which cannot be released by private agreement.

5.	Proprietary Information. Employee acknowledges that all post-employment terms and obligations of the Employee Covenants Agreement remain in full force and effect on their terms.

6.	Cooperation. Employee agrees, to the extent reasonably requested by the Company, Employee shall cooperate with the Company in connection with matters arising out of Employee’s service to the Company, including but not limited to providing reasonable assistance in investigations, litigation, or other legal proceedings about which Employee has knowledge; provided that the Company shall make reasonable efforts to minimize disruption of Employee’s other activities.

7.	Non-Admission. This Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be evidence of such liability, wrongdoing, or unlawful discrimination.

8.	Non-Disparagement. Employee agrees not to make, directly or indirectly, to any person or entity, including but not limited to the Company’s present, future, and/or former employees and/or clients, and/or the press, any negative, derogatory or disparaging oral, written and/or electronic statements about the Company, their products and services, or Employee’s employment with and/or separation from employment with the Company, or do anything which damages the Company or any of its and/or their products and services, reputation, good will, financial status, or business or client relationships. Employee further agrees not to post any such statements on the internet or any blog or social networking site, including but not limited to Facebook, Glassdoor, LinkedIn, or any other Internet site or platform.

9.	Return of Company Property. Employee hereby agrees that on or before the Separation Date he shall promptly return all originals and copies (whether in paper, electronic, magnetic or computer form) of all contracts, memoranda, notes, plans, records, client contact information, reports and other documents, as well as all identification badges, keys, credit cards, entry cards, technology (including, without limitation, computers, smartphones and other similar items), usernames, passwords and access credentials for Company documents and devices, and all other items that are the property of the Company and/or that contain or embody any trade secret, proprietary or confidential information of the Company. The timely return of such property and provision of all passwords is a condition precedent to Employee’s right to receive the benefits provided hereunder.

10.	Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises Employee to consult with an attorney prior to signing this Agreement. Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has been given at least twenty-one (21) days to consider fully its terms, which he acknowledges is sufficient time to consider its terms; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

11.	Applicable Law and General Provisions. This Agreement shall be interpreted under the law of New York, without reference to conflicts of laws principles. This Agreement constitutes the complete understanding between the Parties with respect to the separation of Employee’s employment with the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Parties related to the terms thereof, except that the post-employment covenants of the Employee Covenants Agreement, including those specifically referenced in Section 8 above shall remain in full force and effect in accordance with their terms. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. The provisions of this Agreement are severable, and if any part of this Agreement except the release of claims is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective, and a court or arbitrator shall have the power to interpret and reform the unenforceable provision so as to comply with legal requirements and the intent of the parties. The headings in this Agreement are for reference only and shall not affect the substance of this Agreement.

12.	Protected Rights. Regardless of whether or not Employee signs this Agreement, nothing in any Company agreement, policy, or practice, including this Agreement (a) limits or affects Employee’s right to disclose or discuss sexual misconduct, hostile work environment, sexual harassment or sexual assault disputes, or any other unlawful or unsafe Company conduct or practices; (b) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency or entity charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; or (c) requires Employee to disclose to the Company any such filing, communication or participation. By signing this Agreement, Employee is waiving rights to individual relief (including backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit, or other proceeding brought by Employee or on Employee’s behalf by any third party. However, this waiver does not prevent Employee from receiving a payment or award from a government agency (and not the Company) for information provided to the government agency or as otherwise directed by a government agency.

Regardless of whether or not Employee signs this Agreement, nothing in any Company agreement, policy, or practice, including this Agreement shall have the purpose or effect of requiring Employee to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that Employee does not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information.

In exchange for severance and other promises contained in this Agreement, Employee is entering into this Agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter this Agreement. The Company has provided Employee with the opportunity to ask any questions regarding this Agreement and provided notice of and an opportunity to retain an attorney, or Employee already is represented by an attorney.

Date:	David Wilson	/s/ David Wilson
August 10, 2026 Not valid if signed before Separation Date	Name Printed	Signature

In exchange for Employee’s release of claims and other promises contained in this Agreement, the Company agrees to provide the benefits set forth in this Agreement.

Date: August 6, 2026	Melissa Garza	/s/ Melissa Garza
	Address: 123 Tice Boulevard, Suite 101, Woodcliff Lake, NJ 07677 Email: ***	Signature